Exhibit 3

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43

Company Registry (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in addition to the Notices to the Market disclosed on February 6, 2018 and February 27, 2018, informs its shareholders and the market in general that the period for the bondholders of the Company and its subsidiaries Oi Móvel S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance BV – In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (collectively, the “Entities Under Reorganization”) to choose among the payment options for the recovery of their respective credits under the Judicial Reorganization Plan of the Entities Under Reorganization (the “Plan”), which had been postponed by 7th Corporate Court of the Judicial District of the Capital of the State of Rio de Janeiro on February 26, 2018, expired at the end of the day on March 8, 2018.

The Company reiterates that, as provided in the Amended and Restated Information and Election Solicitation Statement dated February 14, 2018 (the “Statement”), persons that acquire beneficial interests in any bonds issued or guaranteed by the Company after March 8, 2018 will not be entitled to elect the form of recovery with respect to the acquired bonds, but will only be entitled to receive the default recovery described in the Plan with respect to those bonds, unless the transferor and transferee of such bonds have strictly complied with the provisions for the assignment of a recovery election described in the Statement.

Oi further reiterates that in order for a recovery election made by a Qualified Investor (as defined in the Statement) to be valid, the Qualified Investor must, at or prior to 5:00 p.m., New York City time, on March 15, 2018, provide a proof of holdings of the beneficial interests in all bonds of each series held by such Qualified Investor as of 11:59 p.m. Brasilia time on March 8, 2018 through the procedures described in the Statement.

Lastly, the Company informs that, together with its advisors and the institutions it has engaged, it will determine whether beneficial holders of bonds issued or guaranteed by the Company have made valid recovery elections pursuant to the Plan, and will keep its shareholders and the market informed of any material developments on the subject matter of this Notice.

Rio de Janeiro, March 9, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer